Exhibit 99.1

CWS Investments Inc.

Audited Financial Statements and Independent Auditor’s Report

March 24, 2022

Independent Auditor’s Report

Christopher Seveney

CWS Investments Inc.

Annandale, VA

Report on the Audit of the Financial Statements

Opinion

We have audited the financial statements of CWS Investments Inc. (the company), which comprise the balance sheet as of March 24, 2022 and the related statements of income, changes in stockholders’ equity, and cash flows for the period then ended (since incorporation on February 22, 2022), and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the company as of March 24, 2022 and the results of its operations and its cash flows for the period then ended (since incorporation on February 22, 2022) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Emphasis of Matter: Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 4 to the financial statements, the company is pre-revenue and currently relies on capital contributions from its owners to fund operations and has stated that substantial doubt exists about the company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our conclusion is not modified with respect to this matter.

/s/ Philip Debaugh
Philip Debaugh, CPA

OWINGS MILLS, MD
March 31, 2022

CWS Investments Inc.

Balance Sheet

As of March 24, 2022

$
Assets
Current Assets
Cash and cash equivalents	100,000

Total Current Assets	100,000

Total Assets	100,000
Liabilities & Stockholders’ Equity
Liabilities	-
Accounts payable and accrued expenses	-

Total Liabilities	-
Stockholders’ Equity
Preferred stock, authorized 7,500,000 shares; zero shares issued and outstanding; $10 par value per share	-
Common stock, authorized 1,000,000 shares; zero shares issued and outstanding; zero par value per share	-

Additional paid-in capital	100,000

Total Stockholders’ Equity	100,000
Total Liabilities & Stockholders’ Equity	100,000

CWS Investments Inc.

Statement of Income

For the period ended March 24, 2022

$
Gross Profit (Loss)	-
Revenues	-
Cost of Revenues	-
Operating Expenses
Accretion expense	-
Advertising and promotion	-
Automobile	-
Bad debt expense	-
Charitable contributions and donations	-
Communications and information technology	-
Depreciation	-
Employee benefits	-
Fines and penalties	-
Gifts	-
Goodwill and intangible asset amortization	-
Impairment	-
Insurance expense (recovery)	-
Lease amortization	-
Legal and other professional fees and services	-
Loss on disposal of assets	-
Meals and entertainment	-
Memberships and licenses	-
Office supplies	-
Payroll taxes	-
Rent	-
Repairs and maintenance	-
Research and development	-
Salaries and wages	-
Sales commissions and fees	-
Share based compensation	-
Taxes other than income taxes	-
Training	-
Travel	-
Utilities	-
Other operating (income) expense	-
Total Operating Expenses	-
Operating Income (Loss)	-
Other Income	-
Intercompany income	-
Income (Loss) Before Provision (Benefit) for Income Taxes	-
Income tax expense	-
Income (Loss) From Continuing Operations	-

CWS Investments Inc.

Statement of Income

For the period ended March 24, 2022

Income from discontinued operations, net of tax	-
Income (Loss) Before Cumulative Effect of Change in Accounting Principle	-
Cumulative effect of change in accounting principles	-
Net Income (Loss)	-
Net income attributable to noncontrolling interests	-
Net Income (Loss) Attributable to CWS Investments Inc. Stockholders	-

CWS Investments Inc.

Statement of Changes in Stockholders’ Equity

For the period ended March 24, 2022

	Additional	Total
	Paid-In Capital	Stockholders’ Equity
	$	$
Balance at February 22, 2022	-	-
Net income (loss)	-	-
Officer capital contribution	100,000	100,000
Balance at March 24, 2022	100,000	100,000

CWS Investments Inc.

Statement of Cash Flows

For the period ended March 24, 2022

$
Cash Flows
Cash Flows from Financing Activities
Proceeds from officer capital contributions	100,000
Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	100,000
Cash, Cash Equivalents, and Restricted Cash at End of Period	100,000

Notes to the Financial Statements

CWS Investments Inc.

Notes to the Financial Statements

For the period ended March 24, 2022

1.	Summary of significant accounting policies

a.	Nature of operations

CWS Investments Inc. (the Company) is a Virginia corporation incorporated on February 22, 2022. The Company seeks to acquire and manage real estate backed loans, as well as other real estate related assets, to include single family homes and smaller, multi-family residential properties. The Company, sometimes by and through wholly owned subsidiary limited liability companies, intends to purchase performing and non-performing promissory notes, lines of credit, and land installment contracts secured by real property (the “Notes”) throughout the United States. While the Company will typically only invest in first mortgages, the Company may opportunistically invest in second mortgages, lease options, and/or one to four-unit residential properties. The Company may also take any action incidental and conducive to the furtherance of the stated purposes.

b.	Basis of accounting

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification.

The financial statements cover the period of February 22, 2022 through March 24, 2022.

c.	Use of estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.

d.	Cash and cash equivalents

Cash and cash equivalents includes short-term investments and highly liquid investments in money market instruments which are carried at the lower of cost and market value with a maturity date of three months or less from the acquisition date. These are valued at cost which approximates market value. As of March 24, 2022, the Company’s cash and cash equivalents consists of bank deposits in a business checking account.

CWS Investments Inc.

Notes to the Financial Statements

For the period ended March 24, 2022

e.	Fair value measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

●	Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

●	Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

●	Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

The respective carrying value of the on-balance-sheet financial instruments approximated their fair values.

f.	Income taxes

The Company applies FASB ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities. ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit. The Company is subject to tax filing requirements as a corporation in the federal jurisdiction of the United States.

The Company uses a calendar year end for income tax reporting purposes and files a Corporate tax return annually. The Company’s provision for income taxes is based on the asset and liability method of accounting whereby deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets and liabilities are related to differences in calculating depreciation on fixed assets, timing of deductions for certain accrued expenses, and taxes related to net operating losses. As the Company was just incorporated and is expected to incur an operating loss in 2022, there is no accrued liability for income taxes at the balance sheet date.

CWS Investments Inc.

Notes to the Financial Statements

For the period ended March 24, 2022

The Company files tax returns in the United States federal jurisdiction and is subject to franchise and income tax filing requirements in the Commonwealth of Virginia.

g.	Comprehensive income

The Company does not have any comprehensive income items other then net income.

2.	Stockholders’ equity

Under the articles of incorporation, the total number of Common Shares of stock that the Company shall have authority to issue is 1,000,000 shares with a zero par value per share. The total number of Preferred Shares of stock that the Company shall have authority to issue is 7,500,000 shares with a $10 par value per share.

As of March 24, 2022, the total number of shares of Preferred Stock and Common Stock issued and outstanding was zero.

3.	Commitments and contingencies

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company.

4.	Going concern

These financial statements have been prepared on a going concern basis which contemplates the realization of assets and the payment of liabilities in the ordinary course of business. The Company commenced operations as of February 22, 2022, and has not yet realized its planned operations. The Company is dependent upon additional capital resources for full commencement of its planned operations and is subject to significant risks and uncertainties, including failing to secure funding to commence the Company’s planned operations or failing to profitably operate the business. Management believes that the Company will continue to incur losses for the foreseeable future and will need to generate additional revenues from the interest from mortgage notes to sustain its operations until it can achieve profitability and positive cash flows. Those factors and conditions create a substantial doubt about the Company’s ability to continue as a going concern for the year following the date the financial statements are available to be issued. Management of the Company has evaluated these conditions and has proposed a plan to raise capital and contribute the capital necessary to fund operations until profitability is reached. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

5.	Subsequent events

Management evaluated all activity of the Company through March 31, 2022 (the issuance date of the financial statements) and concluded that no subsequent events have occurred that would require recognition in the financial statements or disclosure in the related notes to the financial statements.